Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

January 29, 2015

Corporación Andina de Fomento

        Torre CAF,

                Avenida Luis Roche, Altamira,

                        Caracas, Venezuela.

Ladies and Gentlemen:

We are acting as United States federal taxation counsel to Corporación Andina de Fomento (“CAF”) in connection with the issuance and delivery of $1,000,000,000 aggregate principal amount of CAF’s Floating Notes due 2018 (the “Notes”). Our opinion as to the United States federal income taxation treatment of the Notes is set forth in the Prospectus, dated May 21, 2014 (the “Prospectus”), as supplemented by the Prospectus Supplement relating to the Notes, dated January 21, 2015 (the “Prospectus Supplement”).

We hereby consent to the quotation of our opinion in the Prospectus as supplemented by the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP